CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,899,000	$395.42

Pricing supplement no. 804 To prospectus dated November 14, 2011 prospectus supplement dated November 14, 2011 and product supplement no. 2-I dated November 14, 2011	Registration Statement No. 333-177923 Dated October 26, 2012 Rule 424(b)(2)

$ 2,899,000
Review Notes Linked to a Brent Crude Oil Futures Contract due April 30, 2013

General

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The notes are designed for investors who seek a fixed return of 6.10% and an automatic call of their notes if, on any business day from and including January 25, 2013 to and including April 25, 2013 (i.e., any Review Date), the Contract Price of the first nearby month (or, in some circumstances, the second nearby month) futures contract on Brent crude oil, stated in U.S. dollars per barrel, as made public by ICE Futures Europe (the “Commodity Futures Contract”) is at or above the Initial Contract Price. If the notes are not automatically called, investors should be willing to lose some or all of their principal if the Ending Contract Price is less than the Initial Contract Price by more than 20%. Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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The notes are linked to the Contract Price of the Commodity Futures Contract, as described below. See “Selected Purchase Considerations — Return Linked Solely to the Contract Price of Brent Crude Oil Futures Contracts” and “Selected Risk Considerations — The Notes Do Not Offer Direct Exposure to Commodity Spot Prices” in this pricing supplement for more information.

—	The first Review Date, and therefore the earliest date on which an automatic call can be triggered, is January 25, 2013.
—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing April 30, 2013†
—	Minimum denominations of $1,000 and integral multiples thereof
—	The notes priced on October 26, 2012 and are expected to settle on or about October 31, 2012.

Key Terms

Commodity Futures Contract:	The notes are linked to the first nearby month futures contract for Brent crude oil (Bloomberg symbol “CO1”) traded on ICE Futures Europe or, in some circumstances, the second nearby month futures contract for Brent crude oil (Bloomberg symbol “CO2”) traded on ICE Futures Europe, as described in “— Contract Price” below.
Automatic Call:	If the Contract Price on any Review Date is greater than or equal to the Initial Contract Price, the notes will be automatically called for a cash payment per note as described below.
Payment if Called:	If the notes are automatically called on any Review Date, for every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount equal to 6.10% × $1,000, which will be payable on the applicable Call Settlement Date.
Payment at Maturity:

If the notes are not automatically called and the Ending Contract Price is less than the Initial Contract Price by up to 20%, you will receive the principal amount of your notes at maturity.

If the notes are not automatically called and the Ending Contract Price is less than the Initial Contract Price by more than 20%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Contract Price is less than the Initial Contract Price, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Contract Return)

If the notes are not automatically called, you will lose at least 20% of your investment at maturity if the Ending Contract Price is less than the Initial Contract Price by more than 20% and could lose up to your entire investment at maturity.

Knock-Out Buffer Percentage:	20%
Contract Return:	Ending Contract Price – Initial Contract Price Initial Contract Price
Initial Contract Price:	The Contract Price on the pricing date, which was $109.55
Ending Contract Price:	The Contract Price on the Final Review Date
Contract Price:	On any relevant day, the official settlement price per barrel on ICE Futures Europe of the first nearby month futures contract for Brent crude oil, stated in U.S. dollars , as made public by ICE Futures Europe (Bloomberg symbol: “CO1” <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract (Bloomberg symbol: “CO2” <Comdty>) on that day
Review Dates:	Each business day, from and including January 25, 2013 to and including April 25, 2013† (the “Final Review Date”).
Call Settlement Date†:	The third business day after the applicable Review Date, except that if the notes are called on the Final Review Date, the Call Settlement Date will be the maturity date.
Maturity Date†:	April 30, 2013
CUSIP:	48126DCB3
†

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this pricing supplement.

Investing in the Review Notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$5	$995
Total	$2,899,000	$14,495	$2,884,505
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-43 of the accompanying product supplement no. 2-I.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $5.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 26, 2012

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 2-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated October 24, 2012 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 2-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement:

(1) the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I; and

(2) the Final Review Date is a “Determination Date” as described in the accompanying product supplement no. 2-I and is subject to postponement as described under “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I.

The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

JPMorgan Structured Investments — Review Notes Linked to the Front Month Brent Crude Oil Futures Contract	PS-1

Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity

The following table illustrates the hypothetical total return upon automatic call or at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment upon automatic call or at maturity per $1,000 principal amount note to $1,000. Each hypothetical return set forth below assumes an Initial Contract Price of $110 and reflects the call premium of 6.10% used to calculate the call price applicable to any Review Date. There will be only one payment on the notes whether called or at maturity. An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made for that date. Each hypothetical return set forth below is for illustrative purposes only and may not be the actual total return applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Contract Price	Contract Price Appreciation / Depreciation at Review Date	Total Return at any Review Date Prior to the Final Review Date	Total Return at Maturity
$198.000	80.00%	6.10%	6.10%
$187.000	70.00%	6.10%	6.10%
$176.000	60.00%	6.10%	6.10%
$165.000	50.00%	6.10%	6.10%
$154.000	40.00%	6.10%	6.10%
$143.000	30.00%	6.10%	6.10%
$132.000	20.00%	6.10%	6.10%
$121.000	10.00%	6.10%	6.10%
$115.500	5.00%	6.10%	6.10%
$111.100	1.00%	6.10%	6.10%
$110.000	0.00%	6.10%	6.10%
$108.900	-1.00%	N/A	0.00%
$104.500	-5.00%	N/A	0.00%
$99.000	-10.00%	N/A	0.00%
$93.500	-15.00%	N/A	0.00%
$88.000	-20.00%	N/A	0.00%
$87.989	-20.01%	N/A	-20.01%
$77.000	-30.00%	N/A	-30.00%
$66.000	-40.00%	N/A	-40.00%
$55.000	-50.00%	N/A	-50.00%
$44.000	-60.00%	N/A	-60.00%
$33.000	-70.00%	N/A	-70.00%
$22.000	-80.00%	N/A	-80.00%
$11.000	-90.00%	N/A	-90.00%
$0.000	-100.00%	N/A	-100.00%

The following examples illustrate how a total return set forth in the table above is calculated.

Example 1: The price of the Commodity Futures Contract increases from the Initial Contract Price of $110 to a Contract Price of $121 on any Review Date. Because the Contract Price on the applicable Review Date ($121) is greater than the Initial Contract Price of $110, the notes are automatically called, and the investor receives a single payment of $1,061 per $1,000 principal amount note on the applicable Call Settlement Date.

Example 2: The price of the Commodity Futures Contract is less than the Initial Contract Price on every Review Date, and the price of the Commodity Futures Contract decreases from the Initial Contract Price of $110 to an Ending Contract Price of $88. Because (a) the price of the Commodity Futures Contract is less than the Initial Contract Price on every Review Date, (b) the Ending Contract Price ($88) is less than the Initial Contract Price of $110 and (c) the Ending Contract Price is not less than the Initial Contract Price by more than 20%, the notes are not called and the payment at maturity is the principal amount of $1,000 per $1,000 principal amount note.

Example 3: The price of the Commodity Futures Contract is less than the Initial Contract Price on every Review Date, and the price of the Commodity Futures Contract decreases from the Initial Contract Price of $110 to an Ending Contract Price of $55. Because (a) the price of the Commodity Futures Contract is less than the Initial Contract Price on every Review Date, (b) the Ending Contract Price ($55) is less than the Initial Contract Price of $110 and (c) the Ending Contract Price is less than the Initial Contract Price by more than 20%, the notes are not called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Review Notes Linked to the Front Month Brent Crude Oil Futures Contract	PS-2

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL — If the Contract Price is greater than or equal to the Initial Contract Price on any Review Date, you will receive a payment per $1,000 principal amount note of $1,000 plus a call premium amount equal to 6.10% × $1,000. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is approximately six months, the notes will be automatically called before maturity if the Contract Price is at or above the Initial Contract Price on any Review Date and you will be entitled to the call price as set forth on the cover of this pricing supplement.

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CONTINGENT PROTECTION AGAINST LOSS — If the notes are not automatically called and the Ending Contract Price is less than the Initial Contract Price by up to 20%, you will be entitled to receive the full principal amount of your notes at maturity, subject to the credit risk of JPMorgan Chase & Co. If the notes are not automatically called and Ending Contract Price is less than the Initial Contract Price by more than 20%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Contract Price is less than the Initial Contract Price. Under these circumstances, you will lose at least 20% of your investment at maturity and could lose up to your entire investment at maturity.

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RETURN LINKED SOLELY TO THE CONTRACT PRICE OF BRENT CRUDE OIL FUTURES CONTRACTS — The return on the notes is linked solely to the official settlement price on ICE Futures Europe of the first nearby month (or, in some circumstances, the second nearby month) futures contract for Brent crude oil, stated in U.S. dollars per barrel, as made public by ICE Futures Europe. The Contract Return reflects the performance of the Commodity Futures Contract, expressed as a percentage, from the Initial Contract Price to the Contract Price on the Final Review Date. For additional information about the Commodity Futures Contract, see the information set forth under “Description of Notes — Payment at Maturity” and “The Commodity Futures Contracts” in the accompanying product supplement no. 2-I.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Commodity Futures Contract or in any exchange-traded or over-the-counter instruments based on, or other instruments linked to the Commodity Futures Contract. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 2-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called and the Ending Contract Price is less than the Initial Contract Price by more than 20%, you will lose 1% of your principal amount at maturity for every 1% that the Ending Contract Price is less than the Initial Contract Price. Under these circumstances, you will lose at least 20% of your investment at maturity and could lose up to your entire investment at maturity.

JPMorgan Structured Investments — Review Notes Linked to the Front Month Brent Crude Oil Futures Contract	PS-3

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See “Executive Overview — Recent Developments,” “Liquidity Risk Management — Credit Ratings,” “Item 4. Controls and Procedures” and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of your notes declines. Please refer to “Risk Factors” in the accompanying product supplement no. 2-I for additional information about these risks.

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LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium of 6.10%, regardless of the appreciation in the Commodity Futures Contract, which may be significant. Because the Contract Price at various times during the term of the notes could be higher than on the Review Dates, you may receive a lower payment at maturity than you would have if you had invested directly in the Commodity Futures Contract.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the maturity date.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity or upon an automatic call described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold the notes to maturity.

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THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER PERCENTAGE MAY TERMINATE ON THE FINAL REVIEW DATE — If the notes have not been automatically called previously and the Contract Price on the Final Review Date (i.e., the Ending Contract Price) is less than the Initial Contract Price by more than the 20% Knock-Out Buffer Percentage, the benefit provided by the Knock-Out Buffer Percentage will terminate and you will be fully exposed to any depreciation in the Contract Price.

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WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I for more information.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Commodity Futures Contract. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission has adopted regulations that establish position limits for certain commodity-based futures contracts, such as futures contracts on certain energy, agricultural and metals based commodities.

JPMorgan Structured Investments — Review Notes Linked to the Front Month Brent Crude Oil Futures Contract	PS-4

These regulations may reduce liquidity in the exchange-traded market for such commodity-based futures contracts. Furthermore, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.

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PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY — Market prices of commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the Commodity Futures Contract. See “The Market Price of Brent Crude Oil Will Affect the Value of the Notes” below. The Contract Price of the Commodity Futures Contract is subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

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THE MARKET PRICE OF BRENT CRUDE OIL WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked to the performance of the Contract Price of the Commodity Futures Contract, we expect that generally the market value of the notes will depend in large part on the market price of Brent crude oil. The price of IPE brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

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FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS — Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Commodity Futures Contract will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Commodity Futures Contract and, therefore, the notes.

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THE CONTRACT PRICE OF THE COMMODITY FUTURES CONTRACT IS DETERMINED BY REFERENCE TO THE OFFICIAL SETTLEMENT PRICE OF BRENT CRUDE OIL FUTURES CONTRACTS AS DETERMINED BY ICE FUTURES EUROPE, AND THERE ARE CERTAIN RISKS RELATING TO THE CONTRACT PRICE OF THE COMMODITY FUTURES CONTRACT BEING DETERMINED BY ICE FUTURES EUROPE — Futures contracts on Brent crude oil are traded on ICE Futures Europe. The Contract Price of the Commodity Futures Contract will be determined by reference to the official settlement price on ICE Futures Europe of the Commodity Futures Contract, stated in U.S. dollars per barrel, as made public by ICE Futures Europe. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE Futures Europe, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

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A DECISION BY ICE FUTURES EUROPE TO INCREASE MARGIN REQUIREMENTS FOR BRENT CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE CONTRACT PRICE OF THE COMMODITY FUTURES CONTRACT— If ICE Futures Europe increases the amount of collateral required to be posted to hold positions in the futures contracts on Brent

JPMorgan Structured Investments — Review Notes Linked to the Front Month Brent Crude Oil Futures Contract	PS-5

crude oil (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the Contract Price of the Commodity Futures Contract to decline significantly.

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THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The notes are linked to the Commodity Futures Contract, which reflects the price of a futures contract, not a physical commodity (or its spot price). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.

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SINGLE COMMODITY FUTURES CONTRACT PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY — The notes are linked exclusively to the Commodity Futures Contract and not to a diverse basket of commodities or commodity futures contracts or a broad-based commodity index. The Contract Price of the Commodity Futures Contract may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the notes are linked to the price of a single commodity futures contract, they carry greater risk and may be more volatile than notes linked to the prices of multiple commodities or commodity futures contracts or a broad-based commodity index.

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OWNING THE NOTES IS NOT THE SAME AS OWNING BRENT CRUDE OIL FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased Brent crude oil futures contracts, or exchange-traded or over-the-counter instruments based on Brent crude oil futures contracts. You will not have any rights that holders of such assets or instruments have.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE PRICE OF THE COMMODITY FUTURES CONTRACT, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the price of the Commodity Futures Contract and, therefore, the value of your notes.

—	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of the Commodity Futures Contract on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

—	the actual and expected volatility, frequency and magnitude of changes in the Contract Price of the Commodity Futures Contract;
—	supply and demand trends for Brent crude oil and the Commodity Futures Contract;
—	the time to maturity of the notes;
—	interest and yield rates in the market generally;
—	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events; and
—	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Review Notes Linked to the Front Month Brent Crude Oil Futures Contract	PS-6

Historical Information

The following graph sets forth the historical performance of the Commodity Futures Contract based on the weekly historical Contract Prices from January 5, 2007 through October 26, 2012. The Contract Price on October 26, 2012 was $109.55. We obtained the Contract Prices below from Bloomberg Financial Markets, without independent verification.

The historical levels of the Commodity Futures Contract should not be taken as an indication of future performance, and no assurance can be given as to the Contract Price on any Review Date. We cannot give you assurance that the performance of the Commodity Futures Contract will result in the return of any of your initial investment.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments — Review Notes Linked to the Front Month Brent Crude Oil Futures Contract	PS-7